
George Condo (b. 1957)
Initial Offering Price
$2,109,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
21.5%
Similar Sales
Record Price
Repeat Sales
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George Condo
0.77
All Art
0.39
S&P 500
0.57
Progress
After reviewing 350 others, Masterworks agreed to privately acquire the Painting directly from the previous owner, avoiding intermediary fees and maximizing potential returns.
INVESTMENT THESIS
INVEST NOW



George Condo

(b. 1957)

Why we like this offering

1. The Painting depicts an abstracted portrait, where the figure is composed of geometric, yet painterly, forms and fragmented features, employing Condo's recognizable artistic language that draws on Cubism, Old Master portraits, and cartoon imagery.
2. Executed in 2020, the Painting is a part of Condo's series of "abstract web" characters which he began in during the COVID-19 quarantine period.
3. In February 2022, Hauser & Wirth inaugurated their new gallery location in the West Hollywood neighborhood of Los Angeles with a sold out, solo presentation of new works by George Condo called "People Are Strange".
4. To date, Masterworks has exited two other George Condo paintings. One of the offerings realized a 39.3% annualized rate of return to investors in the initial offering, net of all costs and fees, and the other realized a 21.5% annualized rate of return to investors in the initial offering, net of all costs and fees.
5. As of May 16, 2023, examples similar to the Painting and featuring "fractured" portraits have sold in excess of $2.2 million at auction, including: "The Screaming Smoker" (2020), which sold for $2,228,000 at Sotheby's, in May 2022, "Green Head Composition" (2013), which sold for $3,116,881 at Sotheby's, in March 2022, and "Lion Man" (2012), which sold for $3,408,000 at Sotheby's, in November 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$65,363,784	168	$5,805,900



Average Prices
731.4K
548.6K
365.7K
182.9K
11 12 13 14 15 16 17 18 19 20 21 22



Turnover by Year
121M
90.7M
60.5M
30.2M
11 12 13 14 15 16 17 18 19 20 21 22



Lots Auctioned
Sold
Unsold
184
138
92
46
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,109,000**
Offering Circular	sec.gov/edgar

Painting







About George Condo

George Condo (b. 1957, New Hampshire) is one of America's most celebrated and influential contemporary artists. Works by George Condo reside in some of the most esteemed collections of contemporary art in the world, including The Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, and the Metropolitan Museum of Art in New York.

INVEST NOW

GEORGE
CONDO

b. 1957, UNITED STATES



$2,109,000
INITIAL OFFERING

21.5% HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	▲0.77 SHARPE RATIO[2]
23.5% ANNUAL GROWTH OF RECORD PRICE[3]	17.4% MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic and pigment stick on linen | 82 × 80 in. (208 × 203 cm.)

George Condo remains one of the most celebrated and influential American artists working today, known for his innovative style blending abstraction with figuration.

The Painting is a prime example of George Condo's cubist-inspired abstract compositions, executed in his signature style. Executed in 2020, the Painting is a part of Condo's series of "abstract web" characters which he began in during the COVID-19 quarantine period. Created during a time of uncertainties, and political turmoil, like Black Lives Matter protest and the COVID-19 lockdowns, the new series was a way for the artist to protest through his work. In his own words: "I protested with my paintings. In a psychological sense, I lit them on fire and turned them upside down in revolt and sickness." According to Hauser & Wirth, the works from the "Internal Riot" exhibition were made to reflect the difficulty of physical isolation and absence of human contact. The Painting depicts an abstracted portrait, where the figure is composed of geometric, yet painterly, forms and fragmented features, employing Condo's recognizable artistic language that draws on Cubism, Old Master portraiture, and cartoon imagery. The figure in the Painting is the Sylvester Cat, who is angry because he can not catch Tweety. The same series also includes the cartoon character Bugs Bunny. Suggested by the name of the Painting, the series reflects the shared range of emotions people experienced during the pandemic, such as rage, fear and uncertainty. As of May 22, 2023, examples similar to the Painting and featuring "fractured" portraits have sold in excess of $2.2 million at auction, including: *The Screaming Smoker* (2020), which sold for $2,228,000 at Sotheby's, New York, on May 20, 2022, *Green Head Composition* (2013), which sold for $3,116,881 (£2,334,000) at Sotheby's, London, on March 2, 2022, and *Lion Man* (2012), which sold for $3,408,000 at Sotheby's, New York, on November 18, 2021. The Painting's scale, composition, and execution make it a commercial and desirable work by George Condo.

AS OF MAY 22, 2023, THE ARTIST'S TOP RECORDS ARE LED BY *FORCE FIELD* (2010), WHICH SOLD FOR HKD 53,150,000 ($6,857,413) AT CHRISTIE'S, NEW YORK ON JULY 10, 2020, *NUDE AND FORMS* (2014), WHICH SOLD FOR $6,162,500 AT CHRISTIE'S, NEW YORK ON MAY 17, 2018, AND *LINEAR CONNECTION* (2010), WHICH SOLD FOR $4,950,000 AT CHRISTIE'S, NEW YORK ON NOVEMBER 9, 2021.

George Condo's evolving artistic practice has been recognized at leading international cultural events, which includes participation in the Whitney Biennial of 1987 and 2010, the Venice Biennale of 2013 and 2019, and the Gwangju Biennial of 2014, among others. Works by George Condo are held in the permanent collections of some of the world's most esteemed art institutions, including The Museum of Modern Art, the Whitney Museum of American Art, the Metropolitan Museum of Art in New York, the National Gallery of Art in Washington, D.C., the Tate Modern in London, the Centre Georges Pompidou in Paris, and more. As of May 22, 2023, the artist's top records are led by *Force Field* (2010), which sold for HKD 53,150,000 ($6,857,413) at Christie's, New York on July 10, 2020, *Nude and Forms* (2014), which sold for $6,162,500 at Christie's, New York on May 17, 2018, and *Linear Connection* (2010), which sold for $4,950,000 at Christie's, New York on November 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[5,6]


$4M
$3M
$2M
$1M
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

George Condo (b. 1957, Concord, New Hampshire) is one of the most celebrated and influential American contemporary artists working today. In 1976, Condo enrolled in Art History and Music Theory at the University of Massachusetts, but left after two years to study at the Massachusetts College of Art in Boston. After one year in the program, Condo dropped out of school altogether to pursue his career as a painter and musician, and in 1979, moved to New York City where he supported himself with a series of odd jobs. Most notably, Condo briefly worked for Rupert Smith, who printed for Andy Warhol. During this time, Condo began teaching himself new painting techniques inspired by Old Master painters, such as Rembrandt van Rijn and Giambattista Tiepolo. George Condo's early work culminated in his first commercially successful shows organized in 1984, first by Monika Sprüth in Cologne, and shortly thereafter, by Pat Hearn and Barbara Gladstone in New York. By this time, Condo had developed friendships with other rising stars of the downtown art scene, including Jean-Michel Basquiat and Keith Haring. For the next two decades, Condo continued to work prolifically and was exhibited by major galleries and institutions, the most notable of which was the 2005 "One Hundred Women. Retrospective," which traveled from the Museum of Modern Art in New York to the Kunsthalle Bielefeld in Germany, as well as the 2006 "Wrong Gallery" exhibition at the Tate Modern in London. From September through November 2021, the artist was the subject of a major retrospective at the Long Museum in Shanghai, China, titled "George Condo: The Picture Gallery." This show included over 200 works and represented the artist's largest solo show to date in Asia. In February 2022, Hauser & Wirth inaugurated their new gallery location in the West Hollywood neighborhood of Los Angeles with a sold out, solo presentation of new works by George Condo called "People Are Strange".







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. "Sharpe Ratio" can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for George Condo has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by George Condo have a record price compound annual growth rate ("CAGR") of 23.5% from May 6, 1986, to December 31, 2022. This calculation is based on (i) a record price of $2,500 on May 6, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,805,900, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for George Condo is 17.4%, which is based on 79 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of George Condo was May 6, 1992, and ending on the last date a repeat sale occurred for such artist, which in the case of George Condo was December 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by George Condo with the following criteria: works executed in 2009 or later, measuring between 50 inches by 50 inches to 110 inches by 110 inches, featuring abstract and "fractured" portraits containing 1 to 2 figures or cartoon characters. Works with paper collage and works on paper and clay board were excluded. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.5% CAGR implied from selected sales occurring from May 13, 2013 to May 20, 2022.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

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